Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Host Hotels & Resorts, Inc., and

Host Hotels & Resorts, L.P.:

We consent to the use of (i) our report dated February 25, 2020, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (and financial statement schedule III) (the “Inc. Report on Consolidated Financial Statements”), (ii) our report dated February 25, 2020 with respect to the effectiveness of internal control over financial reporting as of December 31, 2019, and (iii) our report dated February 25, 2020, with respect to the consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (and financial statement schedule III) (the “Partnership Report on Consolidated Financial Statements”), incorporated herein by reference.

The Inc. Report on Consolidated Financial Statements and the Partnership Report on Consolidated Financial Statements refer to a change in the method of accounting for leases.

/s/ KPMG LLP

McLean, Virginia

May 15, 2020